Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

George Morgenstern, CEO
DATA SYSTEMS & SOFTWARE INC.
(201) 529-2026 E-mail: george@dssiinc.com

DATA SYSTEMS & SOFTWARE INC. ANNOUNCES MEMORANDUM OF UNDERSTANDING FOR THE SALE
                    OF DSIT'S COST-PLUS CONSULTING BUSINESS

             --Will Retain dsIT's Projects and Solutions Business--

MAHWAH, N.J., June 1, 2005 /PRNewswire-FirstCall/ Data Systems & Software Inc. (OTCBB: DSSI) today announced that it and the other shareholders of its dsIT Technologies, Ltd. subsidiary have entered into a memorandum of understanding for the sale of dsIT's cost-plus consulting business to Taldor Computer Systems
(1986) Ltd. (TASE: TALD) for approximately $6 million in cash. The operations which are to be sold under the contemplated transaction are comprised of dsIT's business of providing computer software and systems professionals on a cost-plus basis. The memorandum of understanding includes a "no-shop" agreement for a period of 21 days to allow Taldor to perform its due diligence investigation.

The memorandum of understanding contemplates that the transaction will be structured as a purchase by Taldor of all the outstanding shares of dsIT, and that prior to the consummation of the sale, dsIT will complete a spin-off to its current shareholders of its projects and solutions activities. The Company is the holder of 68% of the outstanding dsIT shares.

The closing of the transaction is subject to (i) satisfactory completion by Taldor of its due diligence investigation of dsIT, (ii) negotiation and execution of a definitive agreement, and (iii) the receipt of all required corporate and other approvals required by applicable law.

About Data Systems & Software Inc.

Data Systems & Software Inc. is a provider of software consulting and development services and is an authorized direct seller and value added reseller of computer hardware. The Company's Comverge Inc. affiliate provides energy intelligence solutions to utilities.

For more information, contact:

George Morgenstern, CEO, (201) 529-2026, george@dssiinc.com.

This press release includes forward-looking statements, which are subject to risks and uncertainties. Actual results may vary from those projected or implied by such forward-looking statements. The consummation of the transaction described in this release is subject to (i) satisfactory completion by Taldor of its due diligence investigation, (ii) negotiation and execution of a definitive agreement, and (iii) the receipt of all necessary corporate and other approvals. There is no assurance that the transaction will be consummated on the terms described in the release or at all. A discussion of risks and uncertainties which may affect the Company's business generally is included in "Business--Factors Which May Affect Future Results" in the Company's most recent Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission.